                                                                  EXHIBIT (b)(1)
                                                                  EXECUTION COPY










                    CREDIT SUISSE FIRST BOSTON, CAYMAN BRANCH
                              Eleven Madison Avenue
                               New York, NY 10010


Caxton-Iseman Capital, Inc.
667 Madison Avenue
New York, NY 10021

Attention:  Colm Lanigan

                                                                    June 2, 2000

                                  Buffets, Inc.
                              Mezzanine Financings
                                Commitment Letter

Ladies and Gentlemen:

     You have advised Credit Suisse First Boston, Cayman Branch ("CSFB"), that a corporation established and controlled by you ("you" or the "Sponsor") and Big Boy Merger Corporation (the "Company") intend to acquire (the "Acquisition") all the issued and outstanding stock of Buffets, Inc. ("Buffets") pursuant to a Stock Purchase Agreement (the "Acquisition Agreement"). You have advised us that the total funds needed to finance the Acquisition, including fees and expenses (which will not exceed $25.0 million) will be approximately $555.0 million (net of cash on-hand of approximately $110.2 million) and that such funds will be provided from the following sources: (i) $310.0 million of borrowings by the Company under a $310.0 Senior Term Loan Facility and a $20.0 million Revolving Credit Facility (collectively, the "Credit Facilities") among the Company, Lehman Brothers Commercial Paper Inc. ("LBCPI"), Fleet National Bank ("Fleet", and together with LBCPI, the "Bank Agents") and the financial institutions party thereto, (ii) at least a $130.0 million equity investment by the Sponsor, other investors selected by it, and management in the Company (the "Equity Investment"), (iii) $20.0 million of net proceeds of a sale/leaseback transaction (the "Sale/Leaseback"), (iv) $35.0 million principal amount of 16% Senior Notes Due 2008 with detachable warrants (the "Mezzanine Debt-Parent") to be issued by the direct holding company of the Company (the "Parent"), which will, itself, be formed by the Sponsor and to be placed by CSFB, (v) $60.0 million principal amount of 14% Senior Subordinated Notes Due 2008 with detachable warrants (the "Mezzanine Debt-Newco", and together with the Mezzanine Debt-Parent, the "Mezzanine Financings") to be issued by the Company and to be placed by CSFB. Following the Acquisition, neither the Parent nor the Company nor any of their respective subsidiaries will have any material debt or equity outstanding except as described in this paragraph, and the Parent will have no material assets other than its equity interest in the Company. As used below, the defined term "Company" shall mean both the Company prior to the Acquisition and the Company as the surviving entity in the merger with Buffets after giving effect to the Acquisition. The Acquisition and the foregoing transactions are collectively referred to herein as the "Transactions". You have requested that CSFB (i) agree to structure, arrange and syndicate the Mezzanine Financings and (ii) commit to provide the Mezzanine Financings.

     In connection with the foregoing, CSFB is pleased to advise you (i) that it is willing to act as exclusive advisor and arranger for the Mezzanine Financings and (ii) of its commitment to provide $95.0 million principal amount of the Mezzanine Financings upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the summary term sheets attached hereto as Exhibit A (the "Term Sheet") and in Exhibit B hereto (the "Conditions").

     CSFB intends to syndicate the Mezzanine Financings to a group of Investors (together with CSFB, the "Investors") identified by us in consultation with you. CSFB intends to finalize syndication efforts promptly upon the execution of this Commitment Letter. CSFB will, in consultation with you, manage all aspects of the syndication, including decisions as to the selection of investors to be approached and when they will be approached, when their commitments will be accepted, which investors will participate, what titles (if any) they will be awarded and the allocations of the commitments among the Investors. It is agreed that CSFB will act as the sole and exclusive advisor and arranger for the Mezzanine Financings, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other advisors or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Fee Letter referred to below) will be paid in connection with the Mezzanine Financings unless you and we shall so agree.

     You agree to assist CSFB in completing a syndication reasonably satisfactory to it. Such assistance shall include (a) your using your best efforts to ensure that the syndication efforts benefit materially from your existing investor relationships, (b) direct contact between senior management and advisors of you and the proposed Investors and (c) the hosting, with CSFB, of one or more meetings with prospective Investors.

     It is understood and agreed that CSFB shall be entitled, after consultation with you and the Bank Agents, prior to the closing of the Mezzanine Financings, to change the allocation of aggregate principal amounts between the Mezzanine Debt-Parent and the Mezzanine Debt-Newco; provided, however, that the aggregate principal amount of the Mezzanine Financings remains the same.

     You further agree to prepare and provide promptly to CSFB all information with respect to you, the Company and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Mezzanine Financings. You hereby represent and covenant that (a) all written information other than the Projections (the "Information") taken as a whole that has been or will be made available to CSFB by you or any of your representatives in connection with the Transactions is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all Projections that have been or will be made available to CSFB by you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that the Projections will be realized). You agree to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remain correct without regard to when such Information and Projections were made available. You understand that in arranging and syndicating the Mezzanine Financings, CSFB may use and rely on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for CSFB's commitment hereunder and agreement to perform the services described herein, you agree to pay to CSFB the nonrefundable fees set forth in the Fee Letter dated May 18, 2000, between you and CSFB (the "Fee Letter").

     You agree to reimburse the Investors, upon request made from time to time, for their reasonable fees and expenses incurred in connection with Mezzanine Financings, and the preparation, execution and delivery of any related documentation and the activities thereunder or contemplated thereby, including without limitation due diligence expenses, syndication expenses, consultants' fees and expenses and the reasonable fees and expenses of Cravath, Swaine & Moore and Milbank Tweed Hadley & McCloy, counsel to the Investors, whether incurred before or after the execution of this letter (collectively, the "Transaction Expenses").

     You hereby agree to indemnify and hold harmless CSFB, its affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Mezzanine Financings, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each such Indemnified Person for any reasonable legal or other expenses as they are incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined by a court of competent jurisdiction not subject to further appeal to have resulted from the gross negligence or willful misconduct of such Indemnified Person. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its obligations hereunder or its activities related to the Mezzanine Financings.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any other agreement between us related to this Commitment Letter or the Transactions, including the Term Sheet, the Conditions and the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, agents, accountants, business consultants and legal advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be required by law or compulsory legal process (in which case you agree to inform us promptly thereof prior to any such disclosure);

provided, however, that you may disclose this Commitment Letter, the Term Sheet and the Conditions and their terms and substance (but not the Fee Letter or its terms and substance), on a confidential basis, to Buffets and its directors, officers, employees, agents and legal advisors.

     You acknowledge that CSFB and its respective affiliates (the term "Arrangers" being understood to refer hereinafter in this paragraph to include such affiliates, including the Initial Lenders) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise; provided however that the CSFB shall not provide such financing or advisory services to any person or entity for the purpose of acquiring the Acquired Business during the term of this Commitment Letter. The Arrangers shall not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by such Arranger of services for other companies, and the Arrangers will not furnish any such information to other companies. You also acknowledge that no Arranger has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

     The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CSFB's commitment hereunder; provided, however, that upon the closing of the definitive documentation for the Mezzanine Financings, Caxton-Iseman Capital, Inc. will be released from its reimbursement, indemnification and contribution obligations hereunder.

     This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter and CSFB's commitment hereunder shall not be assignable by you without the prior written consent of CSFB hereto (and any purported assignment without such consent shall be null and void). CSFB's commitment hereunder may be assigned by CSFB to any of its affiliates or any Investor. Any such assignment to an affiliate shall not relieve CSFB from any of its obligations hereunder unless and until the Mezzanine Financings shall have been funded in full by such affiliate. Any assignment to a Investor shall be made in consultation with you and any such assignment shall be by novation and shall release CSFB from its commitment hereunder pro tanto. This agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and CSFB. This Commitment Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Conditions by returning to us executed counterparts hereof, not later than

5:00 p.m., New York City time, on June 4, 2000. CSFB's commitment and agreements contained herein will expire at such time in the event CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. If the closing in respect of the Mezzanine Financings does not occur on or before September 30, 2000, then this Commitment Letter and CSFB's commitment and undertakings hereunder shall automatically terminate unless CSFB shall, in its discretion, agree to an extension.

     CSFB is pleased to have been given the opportunity to assist you in connection with this important financing.


                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON,
                                        CAYMAN BRANCH,


                                        By:  /s/ G. David M. Maletta, II
                                             ------------------------------
                                             Name:  G. David M. Maletta, II
                                             Title: Managing Director


                                        By:  ------------------------------
                                             Name:
                                             Title:

Accepted and agreed to as of
the date first written above,


CAXTON-ISEMAN CAPITAL, INC.,


By: /s/ Frederick Iseman
    ----------------------------
    Name:  Frederick Iseman
    Title: Chairman

                                                                       EXHIBIT A




                                  BUFFETS, INC.

                               SUMMARY TERM SHEET


Issuer:                            Buffets, Inc. (the "Company").

Securities Offered:                $60 million 14% Senior Subordinated Notes Due 2008 (the
                                   "Notes") with detachable warrants to purchase common and
                                   preferred stock of Buffet Holdings, Inc. ("Parent").
                                   Purchasers of the Notes will be required to purchase a pro rata amount of the senior notes of Parent.  The aggregate
                                   principal amount of the Notes may be increased by an amount not to exceed $20 million, provided that a corresponding
                                   (and equal) reduction in the aggregate principal amount of the senior notes of Parent will be made.

Use of Proceeds:                   The net proceeds from the sale of the Notes will be used to fund the acquisition of Buffets, Inc., to pay transaction
                                   costs and for other general corporate purposes.

Ranking:                           The Notes will be subordinated to all designated senior
                                   indebtedness of the Company, but will be senior to any other subordinated indebtedness, preferred stock or common stock of the Company or its subsidiaries.


               Terms Applicable to the Senior Subordinated Notes


Issue Price:                       100% of the principal amount of Notes.

Maturity:                          8 years.

Closing Date:                      To be mutually agreed upon.

Interest:                          Interest at an annual rate of 14% will be paid in cash,
                                   quarterly in arrears on the principal amount of the Notes.
Redemption:                        The Notes are redeemable, in whole or in part, at any time at the option of the Company at the following redemption prices:

                                   Year 1-3 Callable at any time, in whole or in part, at the greater of par (plus accrued interest) or the present value of the future principal, premium and

                                   interest payments (calculated on the basis
                                   that the Notes are redeemed at 107.00% of par on August 15, 2003)
                                   (plus accrued interest) discounted at the then current yield on U.S.
                                   Treasury securities of a maturity comparable to the remaining life of the Notes, plus 75 basis points.

                                   Year 4   107.00% of par
                                   Year 5   105.25% of par
                                   Year 6   103.50% of par
                                   Year 7   101.75% of par
                                   Year 8 100% of par

                                   In addition, during years 1 through 3, the Company may redeem up to 50%
                                   of the aggregate principal amount of the Notes at a redemption price equal to 107% of par (plus accrued interest) with the proceeds of primary Public Equity Offering(s) of common stock of the Company or of
                                   Parent having aggregate gross proceeds of at least $100 million.

                                   No mandatory redemption or sinking fund payments.

Guarantees:                        The Notes will be guaranteed, on a subordinated basis by
                                   guarantors of senior indebtedness of the Company.

Change of Control:                 Upon the occurrence of a Change of Control (to be defined), each holder can require the Company to purchase such holder's Notes at a purchase price equal to the percentage of par as set forth below opposite the applicable period (plus accrued interest):

                                   Year 1     107%
                                   Year 2     106%
                                   Year 3     105%
                                   Year 4     104%
                                   Year 5     103%
                                   Year 6     102%
                                   Year 7     101%
                                   Year 8     100%

Registration Rights:               None.

Negotiated Purchases:              Permitted, pro rata among the holders.

Certain Covenants:

     Leverage Ratio:



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                                                                               3

                                   The Company will not at any time permit the Consolidated
                                   Leverage Ratio (the ratio of Funded Debt to EBITDA for any period of four fiscal quarters) to exceed 4.0 to 1, with
                                   further step-downs to be agreed.

     Fixed Charge Coverage         The Company will not permit the Consolidated Fixed Charge
     Ratio:                        Coverage Ratio for any period of four fiscal quarters to be less than specified ratios to be agreed.

     Limitation on Liens:          The Company shall not incur or permit to exist any Liens
                                   (other than Permitted Liens, including without limitations, liens in respect of hedging obligations, capital leases and other baskets to be agreed) on any of the Company's or its subsidiaries' properties or assets, unless the Notes are
                                   secured equally (or prior to) and ratably with the
                                   obligations secured by such Lien.  "Permitted Liens" will
                                   include (in addition to immaterial, ordinary course Liens)
                                   Liens securing Senior Bank Indebtedness of the Company, Liens existing on the Issue Date and certain permitted refinancing
                                   Liens.

     Limitation on Restricted      The Company and its Restricted Subsidiaries may not make
     Payments:                     Restricted Payments (which include dividends on or
                                   acquisitions of Capital Stock of the Company or Parent, acquisitions of or principal payments of Subordinated Indebtedness and
                                   Investments in Persons other than Restricted Subsidiaries) if (i) any
                                   Default shall have occurred and be continuing immediately before such
                                   Restricted Payment or immediately after giving pro forma effect to such Restricted Payment, (ii) the Company could not incur U.S. $1.00 of Indebtedness under the first paragraph of the Limitation of
                                   Indebtedness covenant or (iii) cumulative Restricted Payments made since the Issue Date would exceed the sum of (a) 50% of Consolidated
                                   Net Income (or, in case such Consolidated Net Income shall be negative, 100% of such deficit) since the Issue Date and (b) other customary items, including Net Cash Proceeds from the issuance of
                                   Capital Stock and other capital contributions.

                                   Exceptions include certain customary provisions, including so long as no Default has occurred and is continuing, the acquisition of
                                   Capital Stock or Subordinated Indebtedness out of the cash proceeds from the substantially concurrent sale of Capital



                                   Stock (which proceeds will not count toward the amount of permitted
                                   Restricted Payments), certain repurchases of Capital Stock held by employees of the Company, certain repurchases of Capital Stock held by the sponsor not to exceed an amount to be agreed and an allowance for sufficient dividends to Parent to allow Parent to (i) service the
                                   Senior Notes, (ii) pay tax obligations of Parent and (iii) pay overhead expenses of Parent not in excess of $250,000 per annum.

     Limitation on                 The Company shall not, and shall not permit any of its
     Restrictions on               Restricted Subsidiaries to, create or permit to exist or
     Distributions from            become effective any consensual encumbrance or restriction on
     Restricted Subsidiaries:      the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary, (ii) to pay Indebtedness owed to the
                                   Company, (iii) to make loans or advances to the Company or (iv) to transfer any property to the Company, except (1) encumbrances and restrictions in place on the Issue Date, (2) encumbrances or restrictions included in agreements that replace restrictions described in (1) above, so long as the restrictions are not more
                                   restrictive than those being replaced, and (3) certain other customary exceptions.

     Limitation on Sales of        The Company shall not, and shall not permit any of its
     Assets and Subsidiary         Restricted Subsidiaries to, make any Asset Disposition
     Stock:                        (including without limitation issuances of Capital Stock)
                                   (unless (i) the Company or its Restricted Subsidiary receives consideration that, in the reasonable judgment of the Board of
                                   Directors, represents the fair value of the assets or property disposed,
                                   (ii) at least 85% of the consideration received is in the
                                   form of cash or cash equivalents, and (iii) 100% of the Net Available
                                   Cash from such Asset Disposition is applied by the Company or such
                                   Restricted Subsidiary (A) to the extent the Company elects or is otherwise required by the terms of any credit agreement, to repay
                                   Senior Indebtedness of the Company or Indebtedness of a Restricted
                                   Subsidiary (other than Indebtedness held by an Affiliate) or to the reinvestment in Additional Capital Assets, in either case within 270 days of the later of such Asset Disposition or the receipt of such
                                   Net Available Cash, (B) to the extent of any excess funds after application in accordance with clause (A), to make an offer to purchase Notes at 100% of their principal amount plus accrued interest, if any, to the date of purchase, and (C) to the extent of any balance remaining after application in accordance with clauses (A) and (B), for any general corporate purpose in accordance with the provisions of the Note Purchase Agreement. The Company shall not be required to apply any Net Available Cash in accordance with the foregoing clause (iii) until the aggregate amount of Net Available
                                   Cash received by the Company and its Restricted Subsidiaries and not
                                   applied in accordance with such clause (iii) exceeds $10 million.

     Limitation on Affiliate       The Company shall not, and shall not permit any of its
     Transactions:                 Restricted Subsidiaries to, enter into any transaction (or series of transactions) or conduct any business, with an Affiliate of the Company (other than Wholly Owned Subsidiaries) unless the terms thereof (1) are no less favorable to the Company or its Restricted
                                   Subsidiary than those that could be obtained on an arm's length basis with a Person who is not an Affiliate, (2) are set forth in writing, and (3) either have been approved as satisfying the condition set forth in (1) above by a majority of the disinterested directors on the Board of Directors if the aggregate value of such transaction or series of related transactions or business involves value in excess of
                                   $1 million, or have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries, if
                                   the aggregate value of such transaction or series of related transactions or business involves value in excess of $5 million.

                                   The foregoing will not prohibit transactions that are (i) permitted by the covenant described under "Limitation on Restricted Payments",
                                   (ii) employment and compensation arrangements approved by the disinterested directors on the Board of Directors entered into the ordinary course of business and consistent with past practice, (iii)
                                   payments of reasonable fees to directors of the Company who are not employees of the Company, (iv) stock option and similar plans approved by the Board of Directors, limited to 10% of the fully diluted outstanding shares of common stock of Parent as of the Closing Date, (v) provided that no Default or Event of Default exists, annual fees to the sponsor not exceeding 2% of the then latest twelve month

                                   cash flow measure (EBITDA) and (vi) provided that no Default or Event of Default exists, advisory fees of the sponsor for any material acquisition or divestiture not exceeding 1% of the consideration.

     Limitation on the Sale        The Company and its Restricted Subsidiaries may not sell or
     and Issuance of Capital       issue Capital Stock of a Restricted Subsidiary except (i) to
     Stock of Restricted           the Company or another Restricted Subsidiary, (ii) directors'
     Subsidiaries:                 qualifying shares and (iii) in a transaction following which such Restricted
                                   Subsidiary is no longer a Subsidiary of the Company and any remaining Investment in such Person by the Company would be permitted by the Limitation on Restricted Payments covenant.

     Merger and Consolidation:     The Company shall not merge with or into, or consolidate
                                   with, or dispose of all or substantially all its assets to, another Person, unless (i) the survivor (if not the Company)
                                   is a U.S. Person, (ii) the survivor (if not the Company)
                                   assumes all the obligations of the Company under the Note
                                   Purchase Agreement and the Notes, (iii) no Default shall have occurred and be continuing, (iv) the Company at the time, on a pro forma basis, is permitted to incur $1.00 of additional
                                   Indebtedness pursuant to the first paragraph of the
                                   Limitation on Indebtedness covenant and (v) certain
                                   certificates and opinions are provided to the Trustee.

     Financial Information:        The Company shall provide the holders with all reports
                                   that are required to be delivered to the lenders under the Company's senior credit agreement as in effect on the Closing Date within the time periods specified therefor.

Events of Default:                 Events of Default will include (i) failure to pay principal when due, (ii) failure to pay interest when due and such
                                   default continues for 10 days, (iii) failure to comply with the covenants described herein, in some cases for 30 days
                                   after a Responsible Officer of Parent or the Company becomes aware thereof, (iv) failure to comply with other agreements in the Note Purchase Agreement and such failure continues for
                                   30 days after a Responsible Officer of Parent or the Company becomes aware thereof, (v) failure to pay principal when due or interest after giving effect to the applicable grace and cure periods or the acceleration of any Indebtedness of
                                   Parent, the Company or a Subsidiary, in any case involving
                                   Indebtedness having a principal amount in excess of

                                   $5 million, (vi) material misrepresentations of Parent or the
                                   Company, (vii) certain events of bankruptcy involving Parent, the Company or a Significant Subsidiary and (viii) judgments against Parent, the Company or a Significant Subsidiary that are unstayed or undischarged for 60 days that involve more than $5 million.

Amendments:                        Amendments to or waivers of the Note Purchase Agreement will require the affirmative vote of holders having a majority of the principal amount of the Notes, except for amendments involving payments of principal and interest and similar "money" terms that require the affirmative vote of each holder affected.

Subordination:                     The Company is not permitted to pay principal of, premium, if any, or interest on the Notes or defease, purchase, redeem or otherwise retire any Notes if (A) any payment of any
                                   Designated Senior Indebtedness of the Company is not paid in full in cash when due or (B) any other default on Designated
                                   Senior Indebtedness of the Company occurs and the maturity thereof is accelerated in accordance with its terms (either
                                   (A) or (B) being a "Payment Default").

                                   During the continuance of a default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice or upon the expiration of applicable grace periods, the Company is not permitted to pay the Notes for a period (a "Payment Blockage Period")
                                   commencing upon the receipt by the holders of the Notes of a written notice of such default from a representative of the Designated
                                   Senior Indebtedness specifying an election to effect a Payment
                                   Blockage Period and ending 179 days thereafter. A Payment Blockage
                                   Period may terminate earlier under certain circumstances, and the Notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period. No Default or Event of Default existing on the date of the commencement of a Payment Blockage Period may be used as the basis of a subsequent Payment Blockage Period.

Governing Law:                     New York.

Purchasers' Counsel:               The fees and disbursements of Purchasers' counsel will be
                                   borne by Parent and/or the Company.

                        Terms Applicable to the Warrants


Detachability of the Warrants:     Detachable immediately.

Number of Warrants:                An amount equal to 3.5% of the outstanding shares of common and preferred stock of Parent on a fully diluted basis on the date of closing. The warrants will be exercisable for preferred stock and common stock in the same ratio of the sponsor's holdings of capital stock of Parent.

Exercise Price:                    $0.01 per share.

Exercise Period:                   Exercisable at any time prior to the 10th anniversary of the date of closing.

Put Option:                        If Parent has not received all the proceeds of an initial
                                   Public Equity Offering of common stock of the Company or
                                   Parent having gross proceeds of at least $50 million and a pro forma fully distributed market capitalization of at least
                                   $150 million prior to the final scheduled maturity of the
                                   Notes, holders will have the right to put their respective warrants to Parent based on an equity valuation determined based on the then latest twelve month cash flow measure
                                   (EBITDA), which shall be audited and determined on a pro
                                   forma basis in accordance with Regulation S-X, and 5x
                                   multiple, less the then outstanding aggregate amount of net consolidated debt.

Cashless Exercise:                 Permitted (i.e., the exercise price may be paid by means of surrendering Notes in equal principal amount).

Registration Rights:               Holders of warrants representing more than 50% of all outstanding warrants will be entitled to one demand registration following
                                   Parent's or the Company's initial Public Equity Offering.  In the event that the Company rather than Parent is engaging in an initial
                                   Public Equity Offering, a mechanism will be provided to allow holders to exchange, on a tax free basis, current warrants for newly issued shares in the Company.  In addition, holders of warrants will be entitled to unlimited piggyback registration rights. All expenses of registration shall be borne by Parent.

Tag-Along Rights:                  Subject to appropriate exceptions to be negotiated, holders of warrants shall have the right to participate in any sale of common stock by any principal stockholder to any third
                                   party pro rata with the selling stockholders.

Drag-Along Rights:                 Subject to appropriate exceptions to be negotiated, in the event that the sponsor sells all of the Capital Stock of
                                   Parent held by it, Parent shall have the right to require all of the other holders of such Capital Stock to sell it on the same terms.

Adjustments:                       The number of shares of common and preferred stock for which the warrants are exercisable shall be adjusted in connection with stock splits, reverse stock splits, stock dividends, merger, consolidation, reorganization and similar events.

Anti-dilution Provisions:          In the event that Parent issues any additional shares of
                                   common or preferred stock (or options or warrants to acquire such shares, other than incentive options issued to
                                   management in amounts to be agreed) for a per share
                                   consideration less than the fair market value per share of such common or preferred stock, there shall be a downward
                                   adjustment in the exercise price and an increase in the
                                   number of shares of common stock and preferred of Parent
                                   available upon exercise of the warrants.

Governing Law:                     New York.

Purchasers' Counsel:               The fees and disbursements of Purchasers' counsel will be
                                   borne by Parent.

                              BUFFET HOLDINGS, INC.

                               SUMMARY TERM SHEET


Issuer:                            Buffet Holdings, Inc. ("Parent").

Securities Offered:                $35 million 16% Senior Notes Due 2008 (the "Notes") with
                                   detachable warrants to purchase common and preferred stock of
                                   Parent.  The aggregate principal amount of the Notes may be reduced by an amount not exceeding $20 million, provided that a corresponding (and equal) increase in the aggregate
                                   principal amount of the senior subordinated notes of the
                                   Company will be made.

Use of Proceeds:                   The net proceeds from the sale of the Notes will be used to fund the acquisition of Buffets, Inc. (the "Company"), to pay transaction costs and for other general corporate purposes.

Ranking:                           The Notes will be senior to all present and future
                                   indebtedness of Parent and will be pari passu with the
                                   guarantees by Parent of obligations of the Company.


                      Terms Applicable to the Senior Notes


Issue Price:                       100% of the principal amount of Notes.

Maturity:                          8 years.

Closing Date:                      To be mutually agreed upon.

Interest:                          Interest will be paid at 8% per annum in cash and 8% per
                                   annum in kind or in cash (at Parent's option), quarterly in arrears on the principal amount of the Notes.

Redemption:                        The Notes are redeemable, in whole or in part, at any time at the option of Parent at the following redemption prices:

                                   Year 1-3  Callable at any time, in whole or in part, at
                                             the greater of par (plus accrued interest) or
                                             the present value of the future principal,
                                             premium and interest payments (calculated on
                                             the basis that the Notes are redeemed at
                                             108.00% of

                                             par on August 15, 2003) (plus
                                             accrued interest) discounted at the then
                                             current yield on U.S. treasury securities of a
                                             maturity comparable to the remaining life of
                                             the Notes, plus 75 basis points.

                                   Year 4 108.00% of par
                                   Year 5 106.00% of par
                                   Year 6 104.00% of par
                                   Year 7 102.00% of par
                                   Year 8 100.00% of par

                                   In addition, during years 1 through 3, Parent may redeem up to 50% of the aggregate principal amount of the Notes at a redemption price equal to 108% of par (plus accrued interest) with the proceeds of primary Public Equity Offering(s) of common stock of Parent having aggregate gross proceeds of at least $100 million.

                                   No mandatory redemption or sinking fund payments.

Change of Control:                 Upon the occurrence of a Change of Control (to be defined), each holder can require Parent to purchase such holder's Notes at a purchase price equal to the percentage of par as set forth below opposite the applicable period (plus accrued interest):

                                   Year 1     107%
                                   Year 2     106%
                                   Year 3     105%
                                   Year 4     104%
                                   Year 5     103%
                                   Year 6     102%
                                   Year 7     101%
                                   Year 8     100%

Registration Rights:               None.

Negotiated Purchases:              Permitted, pro rata among all holders.

Certain Covenants:

     Limitation on                 [See Senior Subordinated Notes Term Sheet, except that the
     Indebtedness:                 Consolidated Leverage Ratio will initially be set at 4.3
                                   to 1, with subsequent step-downs to be agreed.]

     Limitation on Restricted      [See Senior Subordinated Notes Terms Sheet.]
     Payments:

     Limitation on                 [See Senior Subordinated Notes Terms Sheet.]
     Restrictions on
     Distributions from
     Restricted Subsidiaries:

     Limitation on Sales of        [See Senior Subordinated Notes Term Sheet.]
     Assets and Subsidiary
     Stock:

     Limitation on Affiliate       [See Senior Subordinated Notes Term Sheet.]
     Transactions:

     Limitation on the Sale        [See Senior Subordinated Notes Term Sheet.]
     and Issuance of Capital
     Stock of Restricted
     Subsidiaries:

     Limitation on Liens:          [See Senior Subordinated Notes Term Sheet, applying to Parent and its Subsidiaries.]

     Limitation on                 Parent shall not enter into any Sale/Leaseback Transaction
     Sale/Leasebacks:              unless (i) Parent and the Company could have Incurred secured
                                   Indebtedness in an amount equal to the Attributable Indebtedness under the lease pursuant to the Limitation on Indebtedness and the Limitation
                                   on Liens covenants and (ii) Parent and the Company applies the proceeds in accordance with the Limitation on Asset Dispositions covenant.

     Merger and Consolidation:     [See Senior Subordinated Notes Term Sheet.]

     Financial Information:        [See Senior Subordinated Notes Term Sheet.]

Events of Default:                 Events of Default will include (i) failure to pay principal when due, (ii) failure to pay interest when due and such
                                   default continues for 10 days, (iii) failure to comply with the covenants described herein, in some cases for 30 days
                                   after a Responsible Officer of Parent or the Company becomes aware thereof, (iv) failure to comply with other agreements in the Note Purchase Agreement and such failure continues for
                                   30 days after a

                                   Responsible Officer of Parent or the Company
                                   becomes aware thereof, (v) failure to pay principal when due or interest after giving effect to the applicable grace and cure periods or the acceleration of any Indebtedness of
                                   Parent, the Company or a Subsidiary, in any case involving
                                   Indebtedness having a principal amount in excess of
                                   $5 million, (vi) certain events of bankruptcy involving
                                   Parent, the Company or a Significant Subsidiary,
                                   (vii) material misrepresentations of Parent or the Company and (viii) judgments against Parent, the Company or a
                                   Significant Subsidiary that are unstayed or undischarged for
                                   60 days that involve more than $5 million.

Amendments:                        Amendments to or waivers of the Note Purchase Agreement will require the affirmative vote of holders having a majority of the principal amount of the Notes, except for amendments involving payments of principal and interest and similar "money" terms, that require the affirmative vote of each holder affected.

Governing Law:                     New York.

Purchasers' Counsel:               The fees and disbursements of Purchasers' counsel will be
                                   borne by Parent and/or the Company.


                        Terms Applicable to the Warrants


Detachability of the Warrants:     Detachable immediately.

Number of Warrants:                An amount equal to 3.0% of the outstanding shares of common and preferred stock of Parent on a fully diluted basis on the date of closing. The warrants will be exercisable for preferred stock and common stock in the same ratio of the sponsor's holdings of capital stock of Parent.

Exercise Price:                    $0.01 per share.

Exercise Period:                   Exercisable at any time prior to the 10th anniversary of the date of closing.

Put Option:                        If Parent has not received all the proceeds of an initial
                                   Public Equity Offering of common stock of the Company or
                                   Parent having gross proceeds of at least $50 million and a pro forma fully distributed

                                   market capitalization of at least $150 million prior to the final scheduled maturity of the Notes, holders will have
                                   the right to put their respective warrants to Parent based on an equity valuation determined based on the then latest twelve month cash flow measure (EBITDA), which shall be
                                   audited and determined on a pro forma basis in accordance
                                   with Regulation S-X, and 5x multiple, less the then
                                   outstanding aggregate amount of net consolidated debt.

Cashless Exercise:                 Permitted (i.e., the exercise price may be paid by means of surrendering Notes in equal principal amount).

Registration Rights:               Holders of warrants representing more than 50% of all
                                   outstanding warrants will be entitled to one demand
                                   registration following Parent's or the Company's initial
                                   Public Equity Offering.  In the event that the Company rather than Parent is engaging in an initial Public Equity Offering, a mechanism will be provided to allow holders to exchange, on a tax free basis current warrants for newly issued shares in the Company.  In addition, holders of warrants will be
                                   entitled to unlimited piggyback registration rights. All
                                   expenses of registration shall be borne by Parent.

Tag-Along Rights:                  Subject to appropriate exceptions to be negotiated, holders of warrants shall have the right to participate in any sale of common stock by any principal stockholder to any third party pro rata with the selling stockholders.

Drag-Along Rights:                 Subject to appropriate exceptions to be negotiated, In the event that the sponsor sells all of the Capital Stock of Parent held by it, Parent shall have the right to require all of the other holders of such Capital Stock to sell it on the same terms.

Adjustments:                       The number of shares of common and preferred stock for which the warrants are exercisable shall be adjusted in connection with stock splits, reverse stock splits, stock dividends, merger, consolidation, reorganization and similar events.

Anti-dilution Provisions:          In the event that Parent issues any additional shares of
                                   common or preferred stock (or options or warrants to acquire such shares, other than incentive options issued to
                                   management in amounts to be agreed) for a per share
                                   consideration less than the

                                   fair market value per share of such common or preferred
                                   stock, there shall be a downward adjustment in the exercise price and an increase in the number of shares of common
                                   and preferred stock of Parent available upon exercise of
                                   the warrants.

Governing Law:                     New York.

Purchasers' Counsel:               The fees and disbursements of Purchasers' counsel will be
                                   borne by Parent.

                                                                       EXHIBIT B


                                   CONDITIONS


     The commitments of Credit Suisse First Boston, Cayman Branch ("CSFB"), pursuant to the Mezzanine Financings Commitment Letter (the "Letter") shall be subject to satisfaction of the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Letter):

          (i) There not having occurred any material adverse change in the financial condition, results of operations, business or prospects of Buffets since December 29, 1999.

          (ii) Satisfaction by the Investors with the terms of the Acquisition Agreement, the Equity Investment, and the management roll-over equity investment and the Credit Facilities.

          (iii) There shall not exist (pro forma for the Acquisition and the financing contemplated hereby) any default or event of default under the Credit Facilities, or under any other material indebtedness or agreement of the Parent, the Company or Buffets (other than the convertible notes which shall have been called for redemption and the proceeds necessary therefor placed in an escrow account).

          (iv) The Company shall have received (i) at least $130.0 million from the issuance of its equity to the Sponsor and other investors selected by it and rollover management equity, (ii) $310.0 million from the initial borrowings under the Credit Facilities and (iii) at least $20.0 million from the Sale/Leaseback. The capital structure of each of the Parent and the Company after the Acquisition (including the amounts available under the revolving credit facility) shall be reasonably satisfactory to the Investors. Notwithstanding the foregoing, if the Credit Facilities have a rating of at least Ba3 from Moody's Investor Services and at least BB- from Standard & Poor's Corporation, the proceeds of the Mezzanine Debt-Newco may be $80.0 million and the proceeds of the Mezzanine Debt-Parent may be $15.0 million.

          (v) The Acquisition shall have been consummated for an aggregate purchase price not exceeding $665.2 million (including fees and expenses not exceeding $25.0 million in the aggregate) pursuant to documentation reasonably satisfactory to the Investors, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified.

          (vi) The Parent, the Sponsor and the Company shall have complied in all material respects with all of their obligations under the agreements in the Commitment Letter and shall have paid any fees pursuant to the Fee Letter.

          (vii) The Investors shall not have become aware after the date hereof of any information or other matter affecting the Parent, the Company, Buffets or the Transactions that is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Investors prior to the date hereof.

          (viii) All material governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals necessary in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

          (ix) The Investors shall have received audited and unaudited (which have been reviewed by the independent accountants for the Parent, the Company or Buffets, as the case may be, as provided in Statement on Auditing Standards No. 71) financial statements of the Parent, the Company and Buffets and all other completed or probable acquisitions (including pro forma financial statements) reasonably satisfactory to the Investors.

          (x) The completion of all documentation related to the Mezzanine Financings, including, without limitation, a note purchase agreement, all in form and substance reasonably satisfactory to the Investors.

          (xi) The Investors shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of the Company and its subsidiaries after giving pro forma effect to the Acquisition and the other transactions contemplated hereby, all in form and substance satisfactory to the Investors.

          (xii) The Investors shall have received such legal opinions (including opinions from counsel to the Company and its subsidiaries and Buffets and its subsidiaries, as well as reliance letters in favor of the Investors), documents and other instruments as are customary for transactions of this type or as they may reasonably request.